Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of November 5, 2021 by and between DERMAdoctor, LLC, a Missouri limited liability company (“Company”) and Audrey Kunin (“Executive”). This Agreement is conditioned upon and will become effective on the closing (the “Closing”) of the acquisition transaction (the “Acquisition”) contemplated by the Membership Unit Purchase Agreement, dated September 27, 2021 (“Purchase Agreement”), by and among NovaBay Pharmaceuticals, Inc. (“NovaBay”), the Company, and holders of 100% of the membership units of the Company. Executive is a founder of the Company, served as an executive officer of the Company and was formerly a majority owner of the Company, holding 82.238% of its equity through ownership of Papillon Partners, Inc., prior to the Closing. As of the Closing, the Company shall become the wholly-owned subsidiary of NovaBay and NovaBay shall become the sole manager of the Company (“Manager”), acting through its Chief Executive Officer or other senior members of the executive management team (“Authorized Representative”).

Upon Closing, and in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the Company and Executive agree as follows:

I.	EMPLOYMENT.

A.    Position and Responsibilities. The Company shall employ the Executive as its Chief Product Officer and have the primary responsibilities to do and perform those duties, activities, services and responsibilities as are necessary or advisable to fulfill such duties and obligations of said position, including those that are delegated to Executive by Manager’s Chief Executive Officer or Authorized Representative. Executive shall report directly to Manager’s Chief Executive Officer or his Authorized Representative. Executive’s duties and responsibilities are not limited to the above and may change to accommodate the Company’s growing business needs. The principal place of Executive’s employment shall initially be DERMAdoctor’s executive office currently located at 4346 NW Belgium Blvd., Kansas City, MO 64150 or such other location as mutually determined by Executive and Manager; provided that, the Executive may be required to travel a reasonable amount on Company business from time to time during the Employment Term.

B.    Term. Executive’s employment hereunder shall be effective as of the date of closing of the Acquisition (the “Effective Date”) and shall be governed by the terms of this Agreement. The provisions of this Agreement shall continue in effect until the second anniversary of the Effective Date (the “Term”), unless terminated earlier pursuant to Section IV of this Agreement or otherwise extended through a written amendment to this Agreement agreed to by the parties. For the avoidance of doubt, NovaBay may renew or extend employment for the Executive beyond the Term upon the mutual agreement of the Executive though neither party has any obligation to do so. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment during the Term.

C.    Devotion. Except as heretofore or hereafter excepted by the Company in writing, during the term of this Agreement, Executive (i) shall devote full time and attention to her responsibilities as Chief Product Officer, (ii) shall not engage in any other business or other activity which may materially interfere with Executive’s performance of said responsibilities, and (iii) except as to any investment made in a publicly traded entity not amounting to more than 5% of its outstanding equity, shall not, directly or indirectly, as an employee, consultant, partner, principal, director or in any other capacity, engage or participate in any business that is in competition with the Company or NovaBay; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, provided such services do not reasonably interfere with Executive’s obligations to the Company and NovaBay.

D.    Services’ Uniqueness. It is agreed that Executive’s services to be performed under this Agreement are special, unique and extraordinary and give rise to peculiar value, the loss of which may not be reasonably or adequately compensated by a damages award, in any legal action. Accordingly, in addition to any other rights or remedies available to the Company and NovaBay, the Company and NovaBay shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the terms of this Agreement by Executive.

II.	PROPRIETARY RIGHTS, CONFIDENTIAL INFORMATION, NONSOLICITATION, ETC.

A.    Confidentiality Agreement. As a condition of her employment, Executive agrees to execute the At-Will Employment, Confidential Information, and Invention Assignment Agreement (the “Confidentiality Agreement”) with the Company attached hereto as Exhibit A, and incorporated by reference.

B.    Return of Company Property. All documents, records, reports, data, apparatus, equipment and other physical property which are furnished to the Executive by the Company or NovaBay, as the case may be, made available to Executive during her employment with the Company or are otherwise developed, conceptualized or produced by the Executive (subject to Section XI) in connection with the Executive’s employment with the Company, will be and remain the sole property of the Company or NovaBay, as the case may be. Upon request of the Company or NovaBay at any time or on termination of this Agreement and the Executive’s employment for any reason, with or without Cause, at any time, the Executive agrees to return to the Company all property belonging to the Company or NovaBay, which the Executive then possesses or has under the Executive’s control, including but not limited to all home office equipment and supplies; all keys, parking passes, identification cards, and security cards; all Company or NovaBay credit cards, debit cards, checkbooks and any other financial materials; all files, notes, memoranda, records, data, and/or other documents (and all copies thereof) in any form whatsoever, including information contained in hard copy and electronically in any computer, computer disks, storage drives, network system, personal device of any kind, or any other electronic device. Notwithstanding the foregoing, the Executive shall have the right to retain her Company email address (akunin@dermadoctor.com) following the termination of her employment but such email address shall not be used for conducting Company business.

III.	COMPENSATION AND BENEFITS.

Executive’s compensation, bonus rights and benefits are as follows:

A.    Salary. Executive shall be entitled to an annual salary of $200,000.00 (the “Base Salary”), subject to such deductions, withholding and other charges as required by law and shall be payable to Executive in accordance with the Company’s standard payroll schedule then in effect. Executive’s salary shall be subject to at least an annual review by the Company and may be adjusted by action of the Manager’s Board of Directors (the “Board”) based on Executive’s performance. Such adjustment shall not reduce Executive’s then current annual base salary except in the case of a general reduction in Base Salary that affects all similarly situated executives of the Company and NovaBay in substantially the same proportions.

B.    Bonus. Executive shall be eligible for any bonus plan that is deemed appropriate by the Board.

1.    Annual Bonus. Executive shall be entitled to an annual bonus of up to 100% of Base Salary (“Annual Bonus”). 60% of the total amount of the Annual Bonus (the “Performance Bonus”), if any, will be considered and approved by the Board in its sole discretion annually (for each year of service or portion thereof for the year in which employment commences) during the term of this Agreement, which Performance Bonus shall be determined by all factors deemed relevant for that purpose by the Manager and shall include (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Executive as set by Executive and the Manager and/or its Authorized Representative, before the end of the first calendar quarter, (ii) the evaluation of Executive by the Manager and/or its Authorized Representative, (iii) the Company’s financial, product and expected progress and (iv) other pertinent matters relating to the Company’s business and valuation. If the Contribution Margin exceeds the FY2022 Target Contribution Margin or the FY2023 Target Contribution Margin for each of the Year 1 Earn Out Period or the Year 2 Earn Out Period, respectively (as each of the preceding terms are defined in the Purchase Agreement), Executive shall be entitled to the remaining portion of her Annual Bonus, of up to 40% of her Base Salary (the “Earn Out Bonus”) as considered and approved by the Board in its sole discretion. The amount of the Performance Bonus or Earn Out Bonus determined with respect to performance during a calendar year or the Company’s fiscal year, as the case may be, will be paid in full on or before the date that is seventy-four (74) days following the end of the year for which the bonus was earned. Upon the mutual agreement of Executive and the Board, any or all of the Annual Bonus may be paid in the form of equity compensation. Any such equity compensation shall be issued from NovaBay’s Omnibus Incentive Plan, and shall be fully vested upon payment.

C.    Stock Options and Performance Restricted Stock Units. Subject to approval by the Board, Executive will be granted 300,000 performance restricted stock units (“PSUs”) and a stock option award of 150,000 shares (“Options”) under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (the “Plan”). The Options shall have an exercise price equivalent to the Fair Market Value (as hereinafter defined) of NovaBay’s common stock. The “Fair Market Value” shall be equal to the volume weighted average trading price per share of NovaBay common stock (as reported on the NYSE American) during the immediately preceding twenty (20) trading days ending on the second trading day prior to the Closing. The Options are valid for ten (10) years from the Closing (the “Grant Date”). The terms of the PSUs and the Options shall be as set forth in the award agreements (the “Award Agreements”) mutually agreeable to Executive and NovaBay, which each such agreement shall provide for and govern the terms of the grant of each of the PSUs and Options, as applicable. With respect to the PSUs, the terms of the Award Agreement shall include, among other terms, that the PSUs granted to Executive shall be subject to 100% vesting only upon the completion of the applicable Performance Goals identified in Exhibit A to the applicable Award Agreement during the Performance Period. With respect to the Options, the terms of the applicable Award Agreement shall include, among other terms, that the Options granted to Executive shall vest over a two (2) year period with 50% of the total Options to vest on the one year anniversary of Executive’s employment and the remaining 50% of the Options to vest on the two (2) year anniversary of the Executive employment immediately prior to the expiration of the Term. The terms of the Award Agreements, as applicable, shall control in the event of a conflict with this Agreement.

D.    Other Benefits. Executive shall be entitled to five (5) weeks of paid time off (“PTO”) for each calendar year to be taken pursuant to the Company’s PTO benefits policy. Executive will also be eligible for other benefits as are generally available to the Company’s other similar executives, consisting of such medical, retirement and similar benefits as are so available. The Company may modify benefits from time to time as it deems necessary.

E.    Expenses. Subject to the Company’s policies, during the term, the Company shall pay on behalf of the Executive (or reimburse the Executive for) expenses incurred by the Executive at the request of, or on behalf of, the Company in the performance of the Executive’s duties pursuant to this Agreement. The Executive must file expense reports with respect to such expenses in accordance with the Company’s policies.

IV.	TERMINATION.

A.    At-Will Employment. It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive's employment with the Company. Executive specifically acknowledges that her employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and with or without notice. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Executive and approved by the Manager. Notwithstanding the at-will nature of employment, Executive agrees to provide 60 days’ advance written notice of her resignation in order to ensure an orderly transition.

B.    Termination of Employment. Upon termination of the Executive’s employment during the Term, the Executive shall be entitled to the compensation and benefits described in this Section IV and shall have no further rights to any compensation or any other benefits from the Company, NovaBay or any of their respective affiliates. For the avoidance of doubt, the Executive shall not be entitled to the compensation and benefits described in this Section IV upon solely the natural expiration of this Agreement at the end of the Term.

1.    For Cause. In the event that Executive is Terminated For Cause (as hereinafter defined), or upon the expiration of this Agreement, Executive shall be entitled to Executive’s earned wages through the date her employment with the Company is terminated, her accrued but unused vacation, reimbursements of her outstanding expenses incurred and submitted in compliance with Company policies and any other portion of her compensation earned through the termination date.

2.    Without Cause.

(a)    In the event that Executive is Terminated Without Cause, as hereinafter defined, during the Term, and provided such termination constitutes a “separation from service” as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory and other guidance promulgated thereunder (“Section 409A”), and further subject to the Executive's compliance with her obligations under the agreement referenced in Sections II and V herein, and her execution of a release of claims in favor of the Company and NovaBay in a form acceptable to the Company in the Company’s sole discretion (the “Release”), Executive shall be entitled to an amount equal to the Executive’s annualized Base Salary in effect on the date of termination or separation from service plus the full target annual bonus percentage for the then current fiscal year (with it deemed that all performance goals have been met at one hundred percent (100%) of budget or plan) (the “Severance Amount”). Subject to Section VII, the Severance Amount will be paid in twelve (12) equal consecutive monthly installments, with such installments commencing within sixty (60) days following Executive’s separation from service, provided that (i) the Release is executed, delivered to the Company and not revoked by Executive during the applicable revocation period, and (ii) if such sixty (60) day period begins in one calendar year and ends in the next calendar year, Executive shall not designate, nor have the right to designate, the calendar year in which such installment payments commence. The amounts payable under this Section IV.B.2 shall be in addition to Executive’s earned wages through the date her employment is terminated from the Company, her accrued but unused vacation, reimbursements of her outstanding expenses incurred and submitted in compliance with Company policies and any other portion of her compensation earned through the termination date, if any.

(b)    On Death or Disability. Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the term of this Agreement, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. If the Executive’s employment is terminated on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive Executive’s earned wages through the date her employment is terminated from the Company, her accrued but unused vacation, reimbursements of her outstanding expenses incurred and submitted in compliance with Company policies and any other portion of her compensation earned through the termination date, if any.

(c)    In the event a Termination Without Cause, and subject to Executive’s signing and not revoking a Release as described above, all outstanding equity awards held by Executive will be subject to full accelerated vesting as of the date of termination and included in the Severance Amount. The exercise period shall also be extended to three (3) years from the date of termination.

C.    Related Provisions. The following terms, conditions and definitions shall apply to the termination of Executive:

1.    “Termination Without Cause.” For purposes of Section IV.B above, a Termination Without Cause shall be deemed to constitute any termination of Executive’s employment hereunder by the Company during the Term of the Agreement other than a Termination For Cause as defined below.

2.    “Termination For Cause” Subject to the notice requirement provided in paragraph F below, for purposes of Section IV.B above, a Termination For Cause shall be a termination of Executive’s employment hereunder made:

(a)    by the Company, if Executive:

(i)    materially breaches any material terms of the Purchase Agreement or this Agreement which has caused demonstrable injury to NovaBay or the Company;

(ii)    materially violates Company’s written policies and procedures, including but not limited to its policies prohibiting discrimination or harassment;

(iii)    commits willful gross acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude taken by Executive in connection with Executive’s responsibilities as an employee provided that no act or failure to act shall be considered “willful” under this definition unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that her action, or failure to act, was in the best interest of the Company or NovaBay;

(iv)    is convicted of any felony or any crime under federal or state law involving moral turpitude resulting in either case in significant and demonstrable harm to the Company or NovaBay; or

(v)    fails or refuses to perform her duties under this Agreement, or fails to achieve tasks as reasonably requested in writing by the Manager or Authorized Representative (other than any such failure resulting from a Disability), including but not limited to failure to perform, or continuing to neglect the performance of duties assigned to Executive, which failure or neglect will significantly and adversely affect the Company’s or NovaBay’s business or business prospects and which failure is due to circumstances within Executive’s reasonable control.

(b)    by Executive. In no event shall Executive be entitled to severance in any amount as a result of a resignation by Executive for any reason, included but not limited to a resignation based on a claim of constructive termination.

3.        “Disability”: For purposes of Section IV.B above, Disability shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of her job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

D.    Company Actions. All relevant determinations to be made by the Company under paragraph C.2 above shall be made in the reasonable discretion of the Manager or Authorized Representative, acting in good faith, and, except as otherwise specified herein, shall be conclusive and binding, but shall be subject to arbitration in accordance with Section VI below.

E.    No Duty to Mitigate. Executive is under no contractual or legal obligation to mitigate Executive’s damages in order to receive the severance benefits provided in this Agreement.

F.    Notice and Remedy. In the event of a termination by the Company under paragraph C.2(a) above, which the Company acting in good faith determines may be cured by Executive, then the Company shall first give a written notice to the Executive (by mail, or by email, or by fax, to the last known address of the recipient; said notice being deemed given, if by mail, as of the earlier of four days after mailing or as of the date when actually received, or, if by email or fax, when sent), specifying the reason for termination and providing a period of 30 days to cure the fault or reason specified. Lacking such cure within said 30 days, or if the Executive earlier refuses to effect the cure, the termination shall then be deemed effective. If such cure is so made, the termination shall not then be deemed effective, but any later conduct of a similar nature constituting a reason for termination shall allow the Company the right to cause the termination effectiveness without need for any further period of time to cure. All communications shall be sent to the address as set forth on the signature page hereof, or to such other address as Executive may designate by ten days’ advance written notice to the Company.

V.	POST-EMPLOYMENT RESTRICTIONS.

A.    Restrictive Covenants. Executive acknowledges that Executive will serve a critical business role and that she already has (as a result of being a former founder and majority equity owner of the Company) and will continue to acquire Confidential Information about the business, operations, manufacturers, products, sales and distribution channels, vendors, suppliers, customers, partners, contractors, licensees/licensors and trade connections of the Company, including those of its parent company, NovaBay, and currently possesses and will continue to develop critical relationships with the Company’s and NovaBay’s or their respective affiliates’ customers and the other key aspects of their respective businesses. Executive also acknowledges that the Company’s, NovaBay’s or any of their respective affiliates businesses compete in North America and globally for clients and customers. In exchange for the Company’s agreement to provide its Confidential Information to Executive, and in order to enforce the promise to protect Confidential Information and for the Company to protect its interests and that of NovaBay and their respective affiliates, Executive agrees that for a period of two (2) years following her termination of employment for any reason (“Post-Termination Period”) Executive shall not directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder (or other direct or indirect equity holder), director, manager, employee, agent, consultant, contractor, partner or otherwise:

1.    take any steps preparatory to or be engaged or concerned or interested in or provide technical, commercial or professional advice to any business which carries out any Restricted Business or to any customer and/or client of the Company, NovaBay or any of their respective affiliates; provided, however, that the foregoing shall not prohibit Executive from acquiring, solely as an investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and which are publicly traded, so long as Executive is not part of any control group of such entity and such securities, if converted, do not constitute beneficial ownership (including all members of the immediate family of Executive) of more than five percent (5%) of the outstanding voting power of that entity;

2.    solicit or accept business from any customer, licensee/licensor, partner and/or client of the Company, NovaBay or any of their respective affiliates (including any person, firm, company or organization who or which was in negotiation with the Company, NovaBay or any of their respective affiliates during Executive’s employment with the Company, including such Executive’s employment prior to the date of this Agreement), in which during the preceding twelve (12) months of Executive’s employment with the Company Executive was either involved (directly or indirectly) or about which Executive received Confidential Information, if such business competes with the business conducted or proposed to be conducted by the Company, NovaBay or any of their respective affiliates;

3.    solicit, recruit or hire any employee, contractor or consultant of the Company or NovaBay to work for a third party other than the Company, NovaBay or any of their respective affiliates or engage in any activity that would cause any employee, contractor or consultant of the Company, NovaBay or any of their respective affiliates to violate any agreement with the Company, NovaBay or any of their respective affiliates; and

4.    deliberately cause or attempt to cause (i) any client, customer, vendor, distributor, reseller, partner or supplier of the Company, NovaBay or any of their respective affiliates with which during the preceding twelve (12) months of Executive’s employment with the Company Executive was either involved (directly or indirectly) or about which Executive received Confidential Information, to terminate or materially reduce its business with the Company, NovaBay or any of their respective affiliates; or (ii) any consultant or contractor of the Company, NovaBay or any of their respective affiliates to resign or sever a relationship with the Company, NovaBay or any of their respective affiliates.

For the purposes of this Section V, "Restricted Business" means any business activities, wherever located throughout the world that are competitive with NovaBay’s medical device business that include the development, manufacture, marketing, licensing, sales and distribution of its products, and those of its affiliates that include the Company’s business of developing, manufacturing, marketing, branding, distributing and selling skincare solutions and cosmetic products for consumers to address dermatological conditions.

Executive acknowledges that Executive is qualified for other comparable employment, including for entities that do not compete with the Company, NovaBay or any of their respective affiliates. Accordingly, Executive represents and warrants that Executive’s experience and capabilities are such that Executive will be able to earn an adequate livelihood for herself and her dependents while she is complying with this covenant or if this covenant should be specifically enforced against her.

B.    Remedies for Breach. Executive stipulates that the covenants contained herein are essential for the protection of the trade secrets, confidential business and technological information, relationships, and competitive position of the Company, NovaBay and their respective affiliates; that a breach of any covenant contained herein would cause the Company, NovaBay or their respective affiliates irreparable damage for which damages at law would not be an adequate remedy; and that, in addition to damages and other remedies to which the Company or NovaBay would otherwise be entitled, it will be entitled to whatever injunctive relief is appropriate for any such breach. In addition to such other rights and remedies as the Company or Novabay may have at equity or in law with respect to any breach of this Agreement, if Executive commits a material breach of any of the provisions of this Section V, the Company and NovaBay shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction. The term(s) of any covenant(s) in this Section V will not run during any time in which Executive is in violation of said covenant(s). Notwithstanding the foregoing, if a restriction or any portion thereof contained in this Section V is deemed to be unreasonable by a court of competent jurisdiction, Executive and the Company agree that such restriction, or portion thereof, shall be modified in order to make it reasonable and shall be enforceable accordingly. The covenants in this Section V will survive the termination of this Agreement and Executive’s employment.

VI.	ARBITRATION.

Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration conducted before a single arbitrator in Kansas City, Missouri. Arbitration shall be administered exclusively by JAMS pursuant to its Employment Arbitration Rules & Procedures, which can be found at http://www.jamsadr.com/rules-employment-arbitration/ and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

VII.	SECTION 409A.

This Agreement is intended to comply with the requirements of Section 409A or an applicable exception to Section 409A. If, at the time of Executive’s termination, any stock of NovaBay is publicly-traded and NovaBay and the Company determine that Executive is a “specified employee” within the meaning of Section 409A at such time, then (i) the Severance Amount (to the extent that it is nonqualified deferred compensation subject to Section 409A to which an exception is inapplicable) will commence, or be paid as applicable, on the earlier of (A) the first business day following expiration of the six-month period measured from the date of Executive’s Section 409A separation from service or (B) the date of Executive’s death and (ii) the installments that otherwise would have been paid prior to such six-month date will be paid in a lump sum on the date when the Severance Amount installment payments commence. Any installment payments provided for in this Agreement shall be, and shall be treated as, a series of separate payments for purposes of Section 409A. Executive understands and agrees that the Company makes no assurances with respect to the tax consequences arising as a result of this Agreement and the payment of any tax liabilities or related penalties arising out of this Agreement is solely and exclusively the responsibility of Executive, without any expectation or understanding that the Company will pay or reimburse Executive for such taxes or other items.

To the extent that any benefits or reimbursements provided or payable to Executive are subject to Section 409A, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of the Company’s taxable year following the taxable year in which the related expense was incurred; and the benefits and reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

VIII.	INTERPRETATION AND LEGAL ADVICE.

The parties have cooperated in the drafting and preparation of this Agreement, have consulted or had an opportunity to consult with counsel if desired, and together have fully negotiated the terms and conditions herein. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that such party was the drafter. Executive acknowledges that no individual representing the Company or NovaBay has given legal advice with respect to this Agreement.

IX.	COOPERATION.

The parties agree that certain matters in which the Executive will be involved during her employment may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Authorized Representative, the Executive shall cooperate with the Company and Manager in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary as of the date of termination.

X.	NON-DISPARAGEMENT.

The Executive agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, NovaBay and/or their respective businesses, or any of its employees, directors, officers, customers, suppliers, investors or other associated third parties.

This Section X does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Manager or Authorized Representative.

XI.	PUBLICITY.

During the term of the Executive’s employment hereunder, subject to Section 7.13 of the Purchase Agreement, Executive hereby irrevocably consents to any and all uses and displays, by the Company or NovaBay and their respective agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during the period of her employment by the Company, for all legitimate commercial and business purposes of the Company or NovaBay (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. Subject to Section 7.13 of the Purchase Agreement, the Executive hereby waives and releases the Company, NovaBay and their respective directors, managers, officers, employees, representatives and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during the period of her employment by the Company, arising directly or indirectly from the Company’s, NovaBay’s and their respective directors’, managers’, officers’, employees’, representatives’ and agents’ exercise of their rights in connection with any Permitted Uses.

XII.	MISCELLANEOUS AND CONSTRUCTION.

Except as otherwise specifically provided herein, this Agreement:

A.    and any benefits or obligations herein may not be assigned or delegated by Executive (but may be so assigned or delegated by the Company);

B.    together with Confidentiality Agreement, the Plan and the Award Agreements, and the Purchase Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Section XII.B.;

C.    may be amended or modified only by a written amendment or modification signed by the Company and Executive;

D.    is made in, and shall be construed under the laws of, the State of Missouri (with the exception of its conflict of laws provisions). Subject to Section VI of this Agreement, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Missouri, County of Platte. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue;

E.    inures to the benefit of, and is binding upon, the permitted successors, assigns, distributees, personal representatives, heirs and other successors-in-interest to and of the parties hereto;

F.    shall not be interpreted by reference to any of the captions or headings of the paragraphs herein, which captions or headings have been inserted for convenience purposes only;

G.    shall be fully effectuated in accordance with its tenor, effect and purposes by each of the parties hereto by executing such further documents or taking such other actions as may be reasonably requested by the other party hereto;

H.    shall be interpreted, as to its remaining provisions, to be fully lawful and operative, to the extent reasonably required to fulfill its principal tenor, effect and purposes, in the event that any provision either is found by any court of competent jurisdiction to be unlawful or inoperative or violates any statutory or legal requirement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; and

I.    may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

COMPANY:

DERMADOCTOR, LLC

By an Authorized Representative of its Manager, NovaBay Pharmaceuticals, Inc.

By:	/s/ Justin Hall
Name:	Justin Hall
Title:	CEO and General Counsel

EXECUTIVE:

By:	/s/ Audrey Kunin
Name:	Audrey Kunin
Address:	[Redacted.]
Telephone No.:	[Redacted.]
E-mail:	[Redacted.]

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